Exhibit 10.13

Statement

I, Yuhao Liang, hereby confirm that I have received from the Guangzhou Yunshang Innovation Technology Co., Ltd a payment of RMB 5,446,243.00  (Five Million Four Hundred Forty-Six Thousand Two Hundred Forty-Three Yuan) on 20 October, 2024.

This amount was executed in accordance with the company’s financial arrangements and is to be used directly for repaying the company’s loan with Industrial Bank (兴业银行), as per the relevant loan agreement and internal capital allocation plan. Repayment is strictly carried out upon receipt of the funds, with the aim of effectively reducing the company’s debt level and optimising its financial structure.

Hereby declared.

Declarant: Yuhao Liang

Signature:

Date: 20 October, 2024